Bunge Reports Third Quarter 2025 Results
St. Louis, MO - November 5, 2025 - Bunge Global SA (NYSE: BG) today reported third quarter 2025 results
•Q3 GAAP diluted EPS from continuing operations of $0.86 vs. $1.56 in the prior year; $2.27 vs. $2.29 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Strong execution across value chains leveraging increased footprint and capabilities, particularly in Soybean and Softseed Processing and Refining
•Repurchased $545 million of shares during the quarter
•Continue to expect adjusted full-year 2025 EPS in the range of $7.30 to $7.60, reflecting an expected second half adjusted EPS in the range of $4.00 to $4.25

➢	Overview
Greg Heckman, Bunge’s Chief Executive Officer said, “In our first full quarter since closing the Viterra transaction, our combined team delivered strong results in a complex market and regulatory environment across nearly all regions. We’re beginning to realize the benefits of our expanded global platform. By aligning the business around our proven end-to-end value chain model, we’re unlocking efficiencies—optimizing our footprint, coordinating larger flows, and running at higher utilization, while serving customers more effectively.”

“Even in a challenging external environment, our people, assets, and systems position us to adapt with agility, manage risk with discipline, and continue connecting farmers with consumers of essential food, feed, and fuel. The advantages we’re capturing today will compound over time, driving greater long-term value for all stakeholders.”

➢	Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net income attributable to Bunge	$166	$221	$721	$535
Net income per share from continuing operations-diluted (a)	$0.86	$1.56	$4.62	$3.73

Mark-to-market timing differences (b)	$0.87	$0.16	$0.57	$1.91
Certain (gains) & charges (c)	$0.54	$0.57	$0.37	$1.42
Adjusted Net income per share from continuing operations-diluted (a)(d)	$2.27	$2.29	$5.56	$7.06

Segment EBIT (d) (e)	$671	$537	$1,731	$1,427
Mark-to-market timing differences (b)	246	3	120	343
Certain (gains) & charges (c)	7	19	(148)	19
Adjusted Segment EBIT (d)	$924	$559	$1,703	$1,789

Corporate and Other EBIT (d)(f)	$(268)	$(130)	$(462)	$(402)
Certain (gains) & charges (c)	101	62	171	185
Adjusted Corporate and Other EBIT (d)	$(167)	$(68)	$(291)	$(217)

Total EBIT (d)	$403	$407	$1,269	$1,025
Mark-to-market timing differences (b)	246	3	120	343
Certain (gains) & charges (c)	108	81	23	204
Adjusted Total EBIT (d)	$757	$491	$1,412	$1,572

(a)In the third quarter of 2025, Bunge concluded the sale of Viterra Limited's ("Viterra") business in Hungary, as well as part of Viterra's business in Poland (the "Divested Business"). The Divested Business has been classified as discontinued operations during Bunge's period of ownership.
(b)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories ("RMI"), and related economic hedges associated with committed future operating capacity and sales. See note 2 in the Additional Financial Information section of this release for details.
(c)Certain (gains) & charges included in Total earnings before interest and tax ("EBIT") and Net income attributable to Bunge. See Additional Financial Information for details.
(d)Segment earnings before interest and tax ("Segment EBIT"), Adjusted Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Total EBIT, Adjusted Total EBIT, and Adjusted Net income per share from continuing operations-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(e)Segment EBIT comprises the aggregate EBIT of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Other Oilseeds Processing and Refining, and Grain Merchandising and Milling reportable segments, and excludes Corporate and Other activities.
(f)Corporate and Other includes salaries and overhead for corporate functions, including acquisition and integration costs related to the Viterra Acquisition, that are not allocated to the Company’s individual reporting segments, as well as certain other activities including Bunge Ventures, the Company's captive insurance activities, and accounts receivable securitization activities. Corporate and Other also includes historical results of Bunge's previously recognized Sugar & Bioenergy segment.

➢	Third Quarter Results
Reportable Segments
Soybean Processing and Refining

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Volumes (in thousand metric tons)
Soybeans processed	12,139	9,343	29,553	27,179
Soybeans merchandised	7,246	3,070	13,577	10,175
Refined soy oil production	932	908	2,693	2,620

Net Sales	$10,857	$7,857	$25,268	$23,556

Gross Profit	$498	$295	$1,391	$812

Selling, general and administrative expense	$(143)	$(111)	$(365)	$(344)

Foreign exchange gains (losses) – net	$(42)	$15	$9	$(58)

EBIT attributable to noncontrolling interests	$(3)	$4	$(13)	$12

Other income (expense) - net	$21	$50	$27	$97

Income (loss) from affiliates	$6	$(31)	$19	$(56)

Segment EBIT	$337	$222	$1,068	$463
Mark-to-market timing differences	141	45	(45)	449
Certain (gains) & charges	—	19	—	19
Adjusted Segment EBIT	$478	$286	$1,023	$931

Soybean Processing and Refining results improved in all regions reflecting a combination of higher margins, strong execution and the addition of Viterra’s South American assets. In our destination value chain, higher results were primarily driven by processing in Europe and Asia and origination from South America. In North America, higher processing results more than offset lower results in refining. In South America, results were higher in processing and refining. Higher Global Oils results reflected strong execution.

Higher processed volumes primarily reflected the combined company's increased production capacity in Argentina. Higher merchandised volumes reflected the combined company’s expanded soybean origination footprint, as well as strong South American soybean exports.

Softseed Processing and Refining

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Volumes (in thousand metric tons)
Softseeds processed	3,129	2,135	7,270	6,898
Softseeds merchandised	1,032	178	1,142	518
Refined oil production	711	696	2,102	2,136

Net Sales	$3,661	$1,589	$6,707	$5,143

Gross Profit	$289	$168	$443	$656

Selling, general and administrative expense	$(58)	$(35)	$(131)	$(104)

Foreign exchange gains (losses) – net	$11	$3	$43	$(15)

EBIT attributable to noncontrolling interests	$(1)	$—	$(2)	$—

Other income (expense) - net	$(5)	$(4)	$(10)	$(14)

Income (loss) from affiliates	$—	$—	$(6)	$—

Segment EBIT	$236	$132	$337	$523
Mark-to-market timing differences	39	1	34	(33)
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$275	$133	$371	$490

Higher Softseed Processing and Refining results were driven by higher average margins and the addition of Viterra’s softseed assets and capabilities. In Argentina, results were higher in both processing and refining. In Europe, results were higher in processing and biodiesel, while refining results were slightly down. In North America, results were lower in both processing and refining. Results from global softseeds merchandising activities were also higher, reflecting strong execution.

Higher softseed processed volumes primarily reflected the combined company’s increased production capacity in Argentina, Canada and Europe. Higher merchandised volumes reflected the combined company’s expanded softseeds origination footprint.

Other Oilseeds Processing and Refining

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Volumes (in thousand metric tons)	639	665	1,881	1,912

Net Sales	$1,207	$1,064	$3,442	$3,034

Gross Profit	$144	$189	$268	$458

Selling, general and administrative expense	$(57)	$(63)	$(176)	$(185)

Foreign exchange (losses) gains – net	$(2)	$(7)	$(5)	$(21)

EBIT attributable to noncontrolling interests	$(8)	$(13)	$(10)	$(30)

Other income (expense) - net	$—	$(3)	$(5)	$(13)

Segment EBIT	$77	$104	$72	$210
Mark-to-market timing differences	(27)	(41)	27	(59)
Certain (gains) & charges	1	—	1	—
Adjusted Segment EBIT	$51	$63	$100	$151

For Other Oilseeds Processing and Refining, higher results in North America specialty oils were more than offset by lower results in Asia and Europe.

Grain Merchandising and Milling

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Volumes (in thousand metric tons)	24,080	8,964	40,972	28,316

Net Sales	$6,428	$2,397	$11,146	$7,831

Gross Profit	$143	$122	$301	$391

Selling, general and administrative expense	$(145)	$(68)	$(266)	$(203)

Foreign exchange (losses) gains – net	$(15)	$1	$(41)	$(10)

Other income (expense) - net	$37	$21	$263	$64

Income (loss) from affiliates	$2	$4	$3	$(11)

Segment EBIT	$21	$79	$254	$231
Mark-to-market timing differences	93	(2)	104	(14)
Certain (gains) & charges	6	—	(149)	—
Adjusted Segment EBIT	$120	$77	$209	$217

In Grain Merchandising and Milling, higher results in wheat milling and ocean freight, plus the addition of the sugar business, were partially offset by lower results in global wheat and corn merchandising. Higher volumes primarily reflected the combined company’s larger grain handling footprint and capabilities. Prior year results included corn milling, which was divested earlier this year.

Corporate and Other

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Gross Profit	$(11)	$(2)	$(5)	$(5)

Selling, general and administrative expense	$(275)	$(160)	$(538)	$(489)

Foreign exchange gains (losses) – net	$(7)	$2	$8	$3

Other income (expense) - net	$24	$23	$71	$78

Income (loss) from affiliates	$—	$6	$—	$8

Corporate and Other EBIT	$(268)	$(130)	$(462)	$(402)
Certain (gains) & charges	101	62	171	185
Adjusted Corporate and Other EBIT	$(167)	$(68)	$(291)	$(217)

Corporate

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Corporate EBIT	$(278)	$(154)	$(485)	$(462)
Certain (gains) & charges	101	62	171	185
Adjusted Corporate EBIT	$(177)	$(92)	$(314)	$(277)
Other

	Three Months Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024	Sep 30, 2025	Sep 30, 2024
Other EBIT	$10	$24	$23	$60
Certain (gains) & charges	—	—	—	—
Adjusted Other EBIT	$10	$24	$23	$60

The increase in Corporate expenses were primarily driven by the addition of Viterra and performance-based compensation. Prior year Other results included income of $6 million from the sugar & bioenergy joint venture that was divested in the fourth quarter of last year.
Cash Flow

	Nine Months Ended
	Sep 30, 2025	Sep 30, 2024
Cash provided by (used for) operating activities	$(503)	$847
Certain reconciling items to Adjusted funds from operations (3)	1,684	436
Adjusted funds from operations (3)	$1,181	$1,283

Cash used for operations in the nine months ended September 30, 2025 was $503 million compared to cash provided of $847 million in the same period last year. The reduction of cash from operations was primarily driven by net changes in working capital. Adjusted funds from operations (FFO) was $1,181 million compared to $1,283 million in the prior year.(3)

Income Taxes

For the nine months ended September 30, 2025, income tax expense was $290 million compared to $236 million in the prior year. The increase was primarily due to higher pre-tax income in 2025.

➢	Outlook(4)
Taking into account the current margin and macro environment and forward curves, as well as third quarter results, Bunge continues to expect full-year 2025 adjusted EPS in the range of $7.30 to $7.60, which reflects an expected second half adjusted EPS in the range of $4.00 to $4.25.

The Company expects the following for 2025: an adjusted annual effective tax rate in the range of 23% to 25%; net interest expense in the range of $380 to $400 million; capital expenditures in the range of $1.6 to $1.7 billion; and depreciation and amortization of approximately $710 million.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8 a.m. Eastern (7 a.m. Central) on Wednesday, November 5, 2025 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q3 2025 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in approximately 10 minutes before the scheduled start time.

A call replay will be available later in the day on November 5, 2025, continuing through December 5, 2025. To access it, please dial 1-877-344-7529 in the United States, 1-855-669-9658 in Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 8234262.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. As a premier agribusiness solutions provider, our team of ~37,000 dedicated employees partner with farmers across the globe to move agricultural commodities from where they’re grown to where they’re needed—in faster, smarter, and more efficient ways. We are a world leader in grain origination, storage, distribution, oilseed processing and refining, offering a broad portfolio of plant-based oils, fats, and proteins. We work alongside our customers at both ends of the value chain to deliver quality products and develop tailored, innovative solutions that address evolving consumer needs. With 200+ years of experience and presence in over 50 countries, we are committed to strengthening global food security, advancing sustainability, and helping communities prosper where we operate. Bunge has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. Learn more at Bunge.com.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:
•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural and trade (including tariff) policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the impact of government policies and regulations;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s business combination with Viterra;
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.

The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.

You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025, as well as other risks and uncertainties set forth from time to time in reports subsequently filed with the SEC.

Investor Contact: Mark Haden Bunge Global SA Mark.Haden@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-359-0797 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the three month periods ended September 30, 2025 and 2024.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Three months ended September 30,	2025	2024	2025	2024	2025	2024

Reportable Segments:	$(7)	$(19)	$(0.04)	$(0.13)	$(7)	$(19)
Soybean Processing and Refining	$—	$(19)	$—	$(0.13)	$—	$(19)
Impairment of equity method investment	—	(19)	—	(0.13)	—	(19)

Softseed Processing and Refining	$—	$—	$—	$—	$—	$—

Other Oilseeds Processing and Refining	$(1)	$—	$(0.01)	$—	$(1)	$—
Acquisition and integration costs	(1)	—	(0.01)	—	(1)	—

Grain Merchandising and Milling	$(6)	$—	$(0.03)	$—	$(6)	$—
Acquisition and integration costs	(6)	—	(0.03)	—	(6)	—

Corporate and Other:	$(100)	$(62)	$(0.50)	$(0.44)	$(101)	$(62)
Acquisition and integration costs	(100)	(62)	(0.50)	(0.44)	(101)	(62)

Total	$(107)	$(81)	$(0.54)	$(0.57)	$(108)	$(81)
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Soybean Processing and Refining
EBIT for the three months ended September 30, 2024 included a $19 million impairment charge, in Income (loss) from affiliates, related to a minority investment in North America.
Other Oilseeds Processing and Refining
EBIT for the three months ended September 30, 2025 included $1 million in Selling, general and administrative expenses related to the completed business combination with Viterra.

Grain Merchandising and Milling
EBIT for the three months ended September 30, 2025 included $6 million in Selling, general and administrative expenses related to the completed business combination with Viterra.

Corporate and Other
The following is a summary of acquisition and integration costs related to the completed business combination with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Three Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024
Cost of goods sold	$—	$(5)
Selling, general and administrative expenses	(101)	(57)
Interest expense	(13)	(5)
Income tax (expense) benefit	14	5
Net income (loss)	$(100)	$(62)

Certain gains and (charges), year-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the nine month periods ended September 30, 2025 and 2024.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Nine months ended September 30,	2025	2024	2025	2024	2025	2024

Reportable Segments:	$111	$(19)	$0.71	$(0.13)	$148	$(19)
Soybean Processing and Refining	$—	$(19)	$—	$(0.13)	$—	$(19)
Impairment of equity method investment	—	(19)	—	(0.13)	—	(19)

Softseed Processing and Refining	$—	$—	$—	$—	$—	$—

Other Oilseeds Processing and Refining	$(1)	$—	$(0.01)	$—	$(1)	$—
Acquisition and integration costs	(1)	—	(0.01)		(1)	—

Grain Merchandising and Milling	$112	$—	$0.72	$—	$149	$—
Gain on sale of a business	118	—	0.75	—	155	—
Acquisition and integration costs	(6)	—	(0.03)	—	(6)	—

Corporate and Other:	$(169)	$(185)	$(1.08)	$(1.29)	$(171)	$(185)
Acquisition and integration costs	(169)	(185)	(1.08)	(1.29)	(171)	(185)

Total	$(58)	$(204)	$(0.37)	$(1.42)	$(23)	$(204)
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Soybean Processing and Refining
EBIT for the nine months ended September 30, 2024 included a $19 million impairment charge, in Income (loss) from affiliates, related to a minority investment in North America.
Other Oilseeds Processing and Refining
EBIT for the nine months ended September 30, 2025 included $1 million in Selling, general and administrative expenses related to the completed business combination with Viterra.

Grain Merchandising and Milling
EBIT for the nine months ended September 30, 2025 included $6 million in Selling, general and administrative expenses related to the completed business combination with Viterra.
EBIT for the nine months ended September 30, 2025 also included a $155 million gain on sale from the disposition of our corn milling business in North America, recorded in Other income (expense) - net.
Corporate and Other
The following is a summary of acquisition and integration costs related to the completed business combination with Viterra recorded in the Company's Condensed Consolidated Statements of Income (Loss).

	Nine Months Ended
(US$ in millions)	Sep 30, 2025	Sep 30, 2024
Cost of goods sold	$(3)	$(5)
Selling, general and administrative expenses	(168)	(180)
Interest expense	(20)	(13)
Income tax (expense) benefit	22	13
Net income (loss)	$(169)	$(185)

➢	Condensed Consolidated Earnings Data (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net sales	$22,155	$12,908	$46,567	$39,566
Cost of goods sold	(21,092)	(12,136)	(44,169)	(37,254)
Gross profit	1,063	772	2,398	2,312
Selling, general and administrative expenses	(678)	(437)	(1,476)	(1,325)
Foreign exchange gains (losses) – net	(55)	14	14	(101)
Other income (expense) – net	77	87	346	212
Income (loss) from affiliates	8	(20)	16	(58)
EBIT attributable to noncontrolling interest (a) (1)	(12)	(9)	(29)	(15)
Total EBIT	403	407	1,269	1,025
Interest income	57	33	162	112
Interest expense	(202)	(127)	(412)	(358)
Income tax (expense) benefit	(86)	(89)	(290)	(236)
Noncontrolling interest share of interest and tax (a) (1)	(3)	(3)	(5)	(8)
Income (loss) from continuing operations, net of tax	169	221	724	535
Income (loss) from discontinued operations, net of tax	(3)	—	(3)	—
Net income (loss) attributable to Bunge (1)	$166	$221	$721	$535

Net income (loss) attributable to Bunge shareholders - diluted
Continuing operations	$0.86	$1.56	$4.62	$3.73
Discontinued operations	(0.02)	—	(0.02)	—
Net income (loss) per share - diluted	$0.84	$1.56	$4.60	$3.73
Weighted–average shares outstanding - diluted	198	142	157	144

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2025	2024
Assets
Cash and cash equivalents	$1,315	$3,311
Time deposits under trade structured finance program	546	—
Trade accounts receivable, net	3,494	2,148
Inventories (a)	13,312	6,491
Assets held for sale	194	8
Other current assets	7,858	4,000
Total current assets	26,719	15,958
Property, plant and equipment, net	11,550	5,254
Operating lease assets	1,747	932
Goodwill and other intangible assets, net	3,097	774
Investments in affiliates	1,490	779
Other non-current assets	1,695	1,202
Total assets	$46,298	$24,899

Liabilities and Equity
Short-term debt	$4,446	$875
Current portion of long-term debt	1,334	669
Letter of credit obligations under trade structured finance program	546	—
Trade accounts payable	4,780	2,777
Current operating lease obligations	491	286
Liabilities held for sale	73	10
Other current liabilities	4,427	2,818
Total current liabilities	16,097	7,435
Long-term debt	9,809	4,694
Non-current operating lease obligations	1,152	595
Other non-current liabilities	1,949	1,226
Total liabilities	29,007	13,950
Redeemable noncontrolling interest	61	4
Total equity	17,230	10,945
Total liabilities, redeemable noncontrolling interest and equity	$46,298	$24,899
(a) Includes RMI of $11,514 million and $5,224 million at September 30, 2025 and December 31, 2024, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(US$ in millions)	2025	2024
Operating Activities
Net income (loss) (1)	$755	$558
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(251)	39
Depreciation, depletion and amortization	477	345
Share-based compensation expense	54	49
Deferred income tax expense (benefit)	(88)	(43)
(Gain) loss on sale of investments and property, plant and equipment	(155)	(2)
Results from affiliates	(16)	39
Other, net	98	86
Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
Trade accounts receivable	(35)	382
Inventories	(799)	(557)
Secured advances to suppliers	(281)	146
Trade accounts payable and accrued liabilities	(48)	(386)
Advances on sales	(310)	(179)
Net unrealized (gain) loss on derivative contracts	(125)	533
Margin deposits	(28)	(152)
Recoverable and income taxes, net	179	(148)
Marketable securities	34	7
Other, net	36	130
Cash provided by (used for) operating activities	(503)	847
Investing Activities
Payments made for capital expenditures	(1,185)	(887)
Acquisitions of businesses (net of cash acquired)	(4,116)	—
Proceeds from investments	1,237	739
Payments for investments	(2,471)	(872)
Settlement of net investment hedges	(34)	(4)
Proceeds from disposal of business and property, plant and equipment	946	6
Proceeds from sale of investments in affiliates	100	103
Payments for investments in affiliates	(69)	(23)
Other, net	68	(19)
Cash provided by (used for) investing activities	(5,524)	(957)
Financing Activities
Net borrowings (repayments) of short-term debt	2,451	(6)
Net proceeds (repayments) of long-term debt	2,252	1,284
Debt issuance costs	(17)	(24)
Repurchases of registered or common shares	(545)	(600)
Dividends paid to registered or common shareholders	(324)	(287)
Contributions from (Return of capital to) noncontrolling interest	30	41
Sale of redeemable noncontrolling interest	206	—
Acquisition of noncontrolling interest	(18)	—
Other, net	(14)	(32)
Cash provided by (used for) financing activities	4,021	376
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	3	—
Net increase (decrease) in cash and cash equivalents, and restricted cash	(2,003)	266
Cash and cash equivalents, and restricted cash - beginning of period	3,328	2,623
Cash and cash equivalents, and restricted cash - end of period	$1,325	$2,889

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total EBIT and Adjusted Total EBIT
Bunge uses earnings before interest and tax ("EBIT”) to evaluate the operating performance of its individual reportable segments as well as Corporate and Other results. Total EBIT excludes EBIT attributable to noncontrolling interests and EBIT attributable to discontinued operations. Bunge also uses Segment EBIT, Corporate and Other EBIT and Total EBIT to evaluate the operating performance of Bunge’s reportable segments and Total reportable segments together with Corporate and Other activities. Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Other Oilseeds Processing and Refining, and Grain Merchandising and Milling reportable segments. Total EBIT is the aggregate of the earnings before interest and taxes of Bunge’s reportable segments, together with its Corporate and Other activities.
Adjusted Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Segment EBIT, Corporate and Other EBIT, and Total EBIT, respectively.
Segment EBIT, Corporate and Other EBIT, Total EBIT, Adjusted Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability since the measures allow for an evaluation of performance without regard to financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) from continuing operations attributable to Bunge
Adjusted Net Income (loss) from continuing operations excludes temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, and Income (loss) from discontinued operations, net of tax and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP. Bunge's management believes Adjusted Net income (loss) from continuing operations is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share from continuing operations for 2025. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2025, the most directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year, and Bunge believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from projected Adjusted Net income per share from continuing operations for full-year 2025.
Below is a reconciliation of Net income (loss) attributable to Bunge, to Total EBIT, and Adjusted Total EBIT:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$166	$221	$721	$535
Interest income	(57)	(33)	(162)	(112)
Interest expense	202	127	412	358
Income tax expense (benefit)	86	89	290	236
(Income) loss from discontinued operations, net of tax	3	—	3	—
Noncontrolling interest share of interest and tax	3	3	5	8
Total EBIT	$403	$407	$1,269	$1,025

Soybean Processing and Refining EBIT	$337	$222	$1,068	$463
Softseed Processing and Refining EBIT	236	132	337	523
Other Oilseeds Processing and Refining EBIT	77	104	72	210
Grain Merchandising and Milling EBIT	21	79	254	231
Segment EBIT	$671	$537	$1,731	$1,427

Corporate and Other EBIT	$(268)	$(130)	$(462)	$(402)

Total EBIT	$403	$407	$1,269	$1,025
Mark-to-market timing difference	246	3	120	343
Certain (gains) & charges	108	81	23	204
Adjusted Total EBIT	$757	$491	$1,412	$1,572

Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) from continuing operations attributable to Bunge:

	Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$166	$221	$721	$535
Adjustment for Mark-to-market timing difference	174	22	90	274
(Income) loss from discontinued operations, net of tax	3	—	3	—
Adjusted for Certain (gains) and charges:
Gain on sale of a business	—	—	(118)	—
Acquisition and integration costs	107	62	176	185
Impairment of equity method and other investments	—	19	—	19
Adjusted Net income (loss) from continuing operations attributable to Bunge	$450	$324	$872	$1,013
Weighted-average shares outstanding - diluted (a)	198	142	157	144
Adjusted Net income (loss) per share from continuing operations - diluted	$2.27	$2.29	$5.56	$7.06
(a) There were less than 1 million anti-dilutive outstanding stock options or contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for each of the three and nine months ended September 30, 2025 and 2024.

Adjusted Funds From Operations

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended September 30,		Nine months ended September 30,
(US$ in millions)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$166	$221	$721	$535
EBIT attributable to noncontrolling interest	12	9	29	15
Noncontrolling interest share of interest and tax	3	3	5	8
Net income (loss)	$181	$233	$755	$558
(2)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity and sales. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(3)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Nine months ended September 30,
(US$ in millions)	2025	2024
Cash provided by (used for) operating activities	$(503)	$847
Foreign exchange gain (loss) on net debt	251	(39)
Working capital changes	1,377	224
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(34)	(23)
Mark-to-Market timing difference, after tax	90	274
Adjusted FFO	$1,181	$1,283
(4)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2025 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.